Exhibit 10.36

LOAN AGREEMENT

Dated as of August 8, 2007

between

BFP ONE LIBERTY PLAZA CO. LLC,

as Borrower,

and

GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P.,

as Lender

i

Exhibits

Exhibit A	Form of Tenant Notice
Exhibit B	Form of Cash Management Agreement

Schedules

Schedule A	Property
Schedule B	Exception Report
Schedule C	Nonconsolidation Opinion
Schedule D	Unfunded Obligations
Schedule E	Rent Roll
Schedule F	Material Agreements
Schedule G	Pre-Approved Cash Management Banks

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of August 8, 2007, is between GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership, as lender, as lender (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, as hereinafter defined, “Lender”), and BFP ONE LIBERTY PLAZA CO. LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, “Borrower”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the property known as One Liberty Plaza; and

WHEREAS, Lender is willing to make the Loan on the terms and conditions hereof if Borrower joins in the execution and delivery of this Agreement, issues the Note and executes and delivers the other Loan Documents which shall establish the terms and conditions of the Loan;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

DEFINITIONS

(a) When used herein, the following capitalized terms shall have the following meanings:

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Affiliate” of any specified Person means any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests (determined in a manner analogous to the method for determining beneficial ownership under Rule 13d-3 under the Securities Exchange Act of 1934, as amended), by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, as the same may from time to time hereafter be modified or replaced.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to the Property or any portion thereof, other than Tenant Improvements required under Leases.

“Annual Budget” means a capital and operating expenditure budget for the Property prepared by Borrower, which shall include amounts sufficient to operate and maintain the Property at a standard at least equal to that maintained on the date hereof.

“Appraisal” means an as-is appraisal of the Property prepared by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and shall comply with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” has the meaning set forth in Section 5.17.

“Approved Management Agreement” means that certain Management and Leasing Agreement, dated as of January 31, 2001, between Borrower and Brookfield Financial Properties, L.P., as such agreement may be modified or replaced (subject to Lender’s prior written consent in the case of any modification or replacement that would have the effect of increasing the fees payable thereunder or otherwise have a material adverse effect on Lender or Borrower), and any other management agreement with respect to which Lender receives Rating Confirmation and which provides that it may be terminated by Borrower without fee or penalty on not less than 30 days’ prior written notice.

“Approved Property Manager” means (i) Brookfield Financial Properties, L.P., (ii) any other management company Controlled by BPC, or (iii) any other reputable management company having at least five years’ experience in the management of commercial office properties in New York City that is reasonably approved by Lender and with respect to which Lender receives Rating Confirmation, in each case unless and until Lender requests the termination of such management company during the continuance of an Event of Default pursuant to Section 5.11(d).

“Assignment” has the meaning set forth in Section 9.7(b).

“Assignment of Contracts” means the collateral assignment of contracts, licenses, permits, agreements, warranties and approvals executed by Borrower on the date hereof, as the same may from time to time be modified or replaced in accordance herewith.

“Assignment of Rents and Leases” means the assignment of rents and leases executed by Borrower on the date hereof, as the same may from time to time be modified or replaced in accordance herewith.

“Assumption” has the meaning set forth in Section 2.2.

“Bankruptcy Code” has the meaning set forth in Section 7.1(d).

“Borrower” has the meaning provided in the first paragraph of this agreement.

“BPC” means Brookfield Properties Corporation, an Ontario corporation.

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Expenditure” means hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Property (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

“Cash Management Account” has the meaning set forth in Section 3.1(a).

“Cash Management Agreement” means a cash management agreement in substantially the form of Exhibit B, as the same may from time to time be modified or replaced in accordance herewith.

“Cash Management Bank” means any depository institution selected by Lender from time to time in which Eligible Accounts may be maintained. Any selection by Lender of a Cash Management Bank that is not a Pre-Approved Cash Management Bank shall be subject to Borrower’s prior approval, not to be unreasonably withheld, conditioned or delayed.

“Casualty” means a fire, explosion, flood, collapse or other casualty affecting all or any portion of the Property.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

“Change of Control” means the failure of Borrower to be Controlled by one or more Qualified Equityholders (individually or collectively).

“Cleary Reserve” has the meaning set forth in Section 3.9(a).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower including the Property, the Revenues and all other tangible and intangible property (including any Defeasance Collateral) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Collateral Accounts” means, collectively, the Cash Management Account, the Tax and Insurance Escrow Account, the TI/LC Reserve Account, the Loss Proceeds Account, the Replacement Reserve Account, the Unfunded Obligations Account, the Cleary Reserve, and any Defeasance Collateral Account (as defined in the Defeasance Pledge Agreement).

“Commercially Reasonable” means, with respect to the terms and conditions of any proposed Lease, commercially reasonable when compared with terms and conditions of Leases in similarly situated properties in similar contexts at the time in question, taking into account, inter alia, the size, creditworthiness and bargaining power of a prospective Tenant.

“Condemnation” means a taking or voluntary conveyance of all or part of the Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

“Contingent Obligation” means any obligation of Borrower directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.

“Control” of any entity means the ownership, directly or indirectly, of more than 51% of the equity interests in, and rights to distribution from, such entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Cooperation Agreement” means that certain Mortgage Loan Cooperation Agreement, dated as of the date hereof, among Borrower, Lender and Sponsor, as the same may from time to time be modified or replaced in accordance herewith.

“Damages” to a party means any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, suits, claims, costs, expenses (including reasonable attorneys’ fees whether or not suit is brought), settlement costs and disbursements imposed on, incurred by or asserted against such party.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party, including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

(vi) all contractual indemnity obligations of such Person.

“Default” means the occurrence and uncured continuance of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Note, the greater of (x) 3% per annum in excess of the interest rate otherwise applicable to such Note hereunder and (y) 1% per annum in excess of the Prime Rate from time to time.

“Defeasance Borrower” has the meaning set forth in Section 2.1(b).

“Defeasance Collateral” means (x) non-callable AAA-rated United States securities backed by the full faith and credit of the U.S. government, or (y) non-callable AAA-rated “Government Securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Defeasance Pledge Agreement” has the meaning set forth in Section 2.1(a)(iii).

“Defease” means to deliver Defeasance Collateral as substitute Collateral for the Loan in accordance with Section 2.1; and the terms “Defeased” and “Defeasance” have meanings correlative to the foregoing.

“Easement Areas” has the meaning set forth in Section 4.27.

“Eligible Account” means (i) a segregated account maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution which has an investment grade rating and is subject to regulations regarding fiduciary funds on deposit under, or similar to, Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity.

“Eligible Institution” means an institution (i) whose commercial paper, short-term debt obligations or other short-term deposits are rated at least A–1, Prime-1 or F-1, as applicable, by each of the Rating Agencies and whose long-term senior unsecured debt obligations are rated at least A- or A2, as applicable, by each of the Rating Agencies, and whose deposits are insured by the FDIC or (ii) with respect to which Lender shall have received Rating Confirmation.

“Embargoed Person” has the meaning set forth in Section 4.39.

“Engineering Report” means a structural and seismic engineering report or reports with respect to the Property prepared by such independent engineer as shall be approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means EBI Consulting or any other independent environmental auditor approved by Lender.

“Environmental Claim” means any written notice, claim, proceeding, investigation or demand by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Property arising out of, based on or resulting from (i) the alleged presence, Use or Release of any Hazardous Substance, (ii) any alleged violation of any Environmental Law, or (iii) any alleged injury or threat of injury to property, health or safety or to the environment caused by Hazardous Substances.

“Environmental Indemnity” the environmental indemnity agreement executed by Borrower on the date hereof, as the same may from time to time be modified or replaced in accordance herewith.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, the impact of Hazardous Substances on property, health or safety, or the Use or Release of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-05 (and, if necessary, a “Phase II Environmental Site Assessment”), prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate,” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” has the meaning set forth in Section 7.1.

“Exception Report” means the report prepared by Borrower and attached hereto as Schedule B, setting forth any exceptions to the representations and warranties set forth in Article IV.

“Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld.

“Fitch” means Fitch, Inc. and its successors.

“Form W-8BEN” means Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) of the Department of Treasury of the United States of America, and any successor form.

“Form W-8ECI” means Form 8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America, and any successor form.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any federal, state, county or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

“Guaranty Eligibility Requirement” means a requirement that is satisfied for so long as Sponsor has total assets (in name or under management), based on fair market value, in excess of $3 billion and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1 billion.

“Hazardous Substance” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives and flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, or that may have a negative impact on human health or the environment, other than substances legally and customarily used by office tenants in the ordinary course of business.

“IDA Lease” means the Lease, dated as of December 20, 2000, between the New York City Industrial Development Agency, as landlord, and WFP One Liberty Plaza Co. L.P., as tenant, and assigned by WFP One Liberty Plaza Co. L.P. to Borrower, as amended by the First Amendment to Overlease Agreement, dated as of December 1, 2002 between the New York City Industrial Development Agency and Borrower.

“Indebtedness” means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all Transaction Costs and other amounts due or to become due to Lender pursuant hereto, under the Notes or in accordance with any of the other Loan Documents, Yield Maintenance Premiums and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Liabilities” has the meaning set forth in Section 9.19.

“Indemnified Parties” has the meaning set forth in Section 5.18.

“Independent Director” of any limited liability company means an individual who is duly appointed as a member of the board of directors of such limited liability company and who is not, and has never been, and will not while serving as Independent Director, be any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of Borrower or its members or Affiliates (other than as an independent director or manager of an Affiliate of Borrower that is required by a creditor to be a single purpose bankruptcy remote entity);

(ii) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its members or Affiliates (other than a company that provides professional independent directors and which also provides other services to Borrower or any of its members or Affiliates in the ordinary course of business);

(iii) a member of the immediate family of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

“Initial Interest Rate” means 6.139% per annum.

“Initial Payment Date” means the Payment Date in October 2007.

“Initial Principal Payment Date” means the Payment Date in August 2011.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over the Property, or any other body exercising similar functions.

“Interest Accrual Period” means each period from and including the sixth day of a calendar month through and including the fifth day of the immediately succeeding calendar month; provided, however, that the first Interest Accrual Period shall commence on and include the Closing Date.

“Interest Rate” means (i) with respect to the initial Note, the Initial Interest Rate, and (ii) with respect to each Note resulting from the bifurcation of the initial Note into multiple Notes pursuant to Section 1.1(c), the per annum interest rate of such Note as determined by Lender in accordance with such Section.

“Lease” means any lease, sublease or sub-sublease to which Borrower is a party, license, letting, concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect), existing as of the date hereof or hereafter entered into by Borrower, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at the Property pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third-party/arm’s-length brokerage agreements.

“Legal Requirements” means:

(i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting either Borrower or the Property or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force);

(ii) all permits, licenses and authorizations and regulations relating thereto; and

(iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving Governmental Authorities) affecting the Property or any portion thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to the Property or any portion thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal to purchase, right of first offer to purchase which by its terms lasts for a period in excess of 30 days or other right to acquire the Property).

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Amount” means $850 million.

“Loan Documents” means this Agreement, the Notes, the Mortgage (and related financing statements), the Assignment of Rents and Leases, the Assignment of Contracts, the Environmental Indemnity, the Subordination of Property Management Agreement, the Cash Management Agreement, the Cooperation Agreement, any Qualified Letter of Credit, any Defeasance Pledge Agreement and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above, as all of the aforesaid may be modified or replaced from time to time in accordance herewith.

“Lockout Period” means the period from the Closing Date to but excluding the first Payment Date following the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the second anniversary of the date on which the entire Loan (excluding any “B” note secured by the Property and any mezzanine loan secured by direct or indirect equity interests in the Borrower, but including any pari passu “A” note) has been securitized pursuant to a Securitization or series of Securitizations.

“Loss Proceeds” means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of the Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all reasonable attorneys’ fees and disbursements, the reasonable fees of insurance experts and adjusters and the reasonable costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.8.

“Major Lease” means any Lease at the Property which, when aggregated with all Leases at the Property with the same Tenant or its Affiliates, covers more than one full floor of the Property (or the equivalent).

“Material Adverse Effect” means a material adverse effect upon (i) the ability of Borrower to perform, or of Lender to enforce, any material provision of any Loan Document, or (ii) the value, use or enjoyment of the Property or the operation thereof.

“Material Agreements” means each contract and agreement (other than Leases) relating to the ownership, management, development, use, operation, leasing, maintenance,

repair or improvement of the Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $5,000,000 per annum or which cannot be terminated by Borrower without cause upon 60 days’ notice or less or which is with an affiliate of Borrower.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower at the Property (other than an Alteration the cost of which a Tenant is obligated to repay or reimburse Borrower and which Borrower reasonably believes will be so reimbursed) which (a) is reasonably likely to have a Material Adverse Effect, (b) is reasonably expected to cost in excess of $15,000,000, as determined by an independent architect, or (c) is reasonably expected to permit (or is reasonably likely to induce) Tenants whose Leases in the aggregate cover more than 80,000 rentable square feet or contributed more than 5% of the base contract rental revenue of the Property during the trailing 12-month period (after adjustment to eliminate the effect of free rent periods) to terminate their Leases or abate rent.

“Maturity Date” means the Payment Date in August 2017, or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Monthly Replacement Reserve Amount” at any time means $38,801.

“Monthly TI/LC Amount” at any time means $349,206.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means the mortgage of the Property executed by Borrower on the date hereof, as the same may from time to time be modified or replaced in accordance herewith.

“Net Operating Income” means the excess of Operating Income over Operating Expenses.

“Nonconsolidation Opinion” means that certain opinion letter attached hereto as Schedule C.

“Note” means that certain promissory note made by Borrower to the order of Lender as of the Closing Date to evidence the Loan, as such note may be replaced by multiple Notes in accordance with Section 1.1(c) and as otherwise modified, assigned (in whole or in part) and/or replaced from time to time in accordance herewith.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender which is signed by an authorized officer of Borrower or its managing member and certifies the information therein to the best of such officer’s knowledge.

“Operating Expenses” means, for any period, the sum of those operating, renting, administrative, management, legal and other ordinary expenses actually paid by Borrower or, without duplication, which come due and payable by Borrower during such period in connection with its ownership of the Property; provided, however, that such expenses shall not include (i) depreciation, amortization or other noncash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, or (v) equity distributions.

“Operating Income” means, for any period, all operating income of Borrower from the Property during such period, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iii) any interest income from any source, (iv) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (v) any proceeds resulting from the Transfer of all or any portion of the Property or the FF&E, (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (vii) refunds and uncollectible accounts, and (viii) any other extraordinary or non-recurring items.

“Participation” has the meaning set forth in Section 9.7(b).

“Payment Date” means, with respect to each Interest Accrual Period, the sixth day of the calendar month in which such Interest Accrual Period ends (or if such sixth day is not a Business Day, the first succeeding Business Day).

“Peg Balance” means the aggregate amount of payments required to be made under Sections 3.2(b)(i) through (iv) on the next Payment Date, as specified in the most recent notice from the Servicer to the Cash Management Bank pursuant to the Cash Management Agreement.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of the Property (including business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Property).

“Permitted Debt” means:

(i) the Indebtedness;

(ii) Trade Payables not represented by a note, customarily paid by Borrower within 60 days of incurrence and in fact not more than 60 days outstanding, which are incurred in the ordinary course of Borrower’s ownership and operation of the Property, in amounts reasonable and customary for similar properties and not exceeding 3.0% of the Loan Amount;

(iii) financing leases and purchase money debt, in each case incurred in the ordinary course of business in connection with the financing or purchase of equipment and other personal property used on the Property, provided that the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not exceed $1,000,000 at any time; and

(iv) any other Debt which is hereafter approved in writing by Lender in its sole discretion and with respect to which Lender shall have received Rating Confirmation.

“Permitted Encumbrances” means:

(i) the Liens created by the Loan Documents;

(ii) all Liens and other matters specifically disclosed on Schedule B of the Qualified Title Insurance Policies;

(iii) Liens, if any, for Taxes not yet delinquent;

(iv) mechanics’, materialmen’s or similar Liens, if any, and liens for delinquent taxes or impositions, in each case only if being contested in good faith and by appropriate proceedings, provided that each of such Liens is not in imminent danger of foreclosure and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Qualified Title Insurance Policies within 60 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 60-day period, an amount equal to 150% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as shall be reasonably satisfactory to Lender, as security for the payment or release of such Lien;

(v) rights of existing and future Tenants as tenants only pursuant to written Leases entered into in conformity with the provisions of this Agreement;

(vi) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred or entered into in the ordinary course of business which do not have a Material Adverse Effect; and

(vii) any other Liens which are hereafter approved in writing by Lender in its sole discretion and with respect to which Lender shall have received Rating Confirmation.

“Permitted Investments” means the following, subject to qualifications hereinafter set forth:

(i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) debt obligations that are rated AAA or higher (or the equivalent) by each of the Rating Agencies;

(v) commercial paper rated A–1+ (or the equivalent) by each of the Rating Agencies;

(vi) investment in money market funds rated AAAm or AAAm–G (or the equivalent) by each of the Rating Agencies; and

(vii) such other investments as to which Lender shall have received Rating Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an employee benefit plan (i) which is maintained for employees of Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which Borrower or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including Section 4069 of ERISA).

“Plan Assets” means assets of any employee benefit plan subject to Part 4, Subtitle A, Title I of ERISA.

“Policies” has the meaning set forth in Section 5.15(b).

“Pre-Approved Cash Management Bank” means each of the financial institutions listed in Schedule G and its respective affiliates.

“Prepayment Period” means the final four Interest Accrual Periods prior to the Maturity Date.

“Prime Rate” means the “prime rate” published in the “Money Rates” section of The Wall Street Journal. If The Wall Street Journal ceases to publish the “prime rate,” then Lender shall select an equivalent publication that publishes such “prime rate,” and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall reasonably select a comparable interest rate index.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Property” means the fee, leasehold and reversionary interests in the land, improvements and condominium units collectively known as One Liberty Plaza in New York City, New York, as such property is more particularly described on Schedule A.

“Qualified Equityholder” means (i) Sponsor (ii) Brookfield Properties Corp., (iii) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or institution substantially similar to any of the foregoing, provided in each case that such institution has total assets (in name or under management) in excess of $2,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $1,000,000,000, in each case excluding the Property, and is regularly engaged in the business of owning properties similar to the Property in major metropolitan areas, and (iv) any entity approved by Lender with respect to which Rating Confirmation is received.

“Qualified Guarantee” means a guarantee from Sponsor in favor of Lender, in form and substance reasonably satisfactory to Lender; provided that (1) a guarantee shall cease to be a Qualified Guarantee if at any time Sponsor fails to satisfy the Guaranty Eligibility Requirement, and (2) at the time of the delivery of each Qualified Guarantee, Borrower shall deliver to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender, to the effect that delivery of such Qualified Guarantee does not alter the conclusion reached in the Nonconsolidation Opinion.

“Qualified Letter of Credit” means a clean, irrevocable, unconditional, transferable letter of credit reasonably satisfactory to Lender with respect to which Borrower has no reimbursement obligation, in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic bank or the U.S. agency or branch of a foreign bank the long-term unsecured debt rating of which is not less than AA (or the equivalent) from each of the Rating Agencies. The following terms and conditions shall apply to each Qualified Letter of Credit:

(i) Each such Qualified Letter of Credit shall expressly provide that partial draws are permitted thereunder.

(ii) Each such Qualified Letter of Credit shall expressly provide that it is freely transferable to any successor or assign of Lender.

(iii) Lender shall be entitled to draw on any Qualified Letter of Credit immediately and without further notice (a) upon the occurrence and during the continuance of any Event of Default, (b) if Borrower shall not have delivered to Lender, no less than 30 days prior to the expiration date of such Qualified Letter of Credit, if any (including any renewal or extension thereof), a renewal or extension of such Qualified Letter of Credit or a replacement Qualified Letter of Credit for a term of not less than one year (or through the date that is 30 days beyond the Maturity Date, whichever is earlier), or (c) if the credit rating or financial condition of the issuing bank falls below the ratings set forth above in this definition and Borrower fails to provide a replacement Qualified Letter of Credit, Qualified Guaranty or cash reserve as required hereunder.

“Qualified Successor Borrower” means a Single-Purpose Entity Controlled by one or more Qualified Equityholders.

“Qualified Survey” means a current title survey of the Property, certified to the title company issuing the Qualified Title Insurance Policies and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Qualified Title Insurance Policy” means a mortgagee’s title insurance policy in form and substance reasonably satisfactory to Lender.

“Rating Agency” means (i) until a Securitization, S&P, Moody’s and Fitch, and (ii) from and after a Securitization, those of S&P, Moody’s and Fitch that rate the Certificates issued in any Securitization.

“Rating Confirmation” means, with respect to any proposed action, confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal or qualification of any rating then assigned to any outstanding Certificates; provided that if a Securitization taking the form of a transaction rated by the Rating Agencies has not occurred, then “Rating Confirmation” shall instead mean that the matter in question shall be subject to the prior written approval of Lender in its reasonable discretion (it being agreed that it shall be reasonable for Lender to withhold consent if the proposed action is not in compliance with reasonably prudent lending practices or the guidelines of the Rating

Agencies). No Rating Confirmation shall be regarded as having been received unless and until any conditions imposed on its effectiveness by any Rating Agency shall have been satisfied.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Rent Roll” has the meaning set forth in Section 4.14(a).

“Replacement Reserve Account” has the meaning set forth in Section 3.6.

“Revenues” means all rents, rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower and proceeds, if any, from business interruption or other loss of income insurance.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Securitization” means a transaction in which all or any portion of the Loan and the Loan Documents is deposited into one or more trusts which issue Certificates to investors, or a similar transaction.

“Securitization Issuer” means the issuer of Certificates in a Securitization.

“Service” means the Internal Revenue Service or any successor agency thereto.

“Servicer” means the entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity shall be so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Single-Purpose Entity” means a Person which (a) was formed solely for the purpose of acquiring the Property, (b) does not engage in any business unrelated to the Property, (c) does not have any assets other than those related to its interest in the Property or any Debt other than Permitted Debt, (d) maintains books, records, accounts, financial statements, stationery, invoices and checks which are separate and apart from those of any other Person (except that Borrower’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of Borrower in accordance with GAAP, provided that any such consolidated financial statements shall contain a note indicating that Borrower and its Affiliates are separate legal entities and maintain records, books of account and bank accounts separate and apart from any other Person), (e) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of Borrower as of the Closing Date, (f) holds itself out as being a Person separate and apart from each other Person, conducts its business in its own name (except for services rendered under a management agreement with an Affiliate, so long as the manager, or equivalent thereof, under such management agreement holds itself out as an agent of Borrower), and exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates, (g) pays its own liabilities out of its own funds and reasonably allocates any overhead that is shared with an Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate, (h) maintains (or contracts with an Affiliate or other party to provide) a sufficient number of employees in light of its contemplated business operations, (i) conducts its business so that the assumptions made with respect to it in the Nonconsolidation Opinion (which is attached hereto as Schedule C) shall at all times be true and correct in all material respects, (j) observes all applicable limited liability company formalities in all material respects, (k) does not commingle its assets with those of any other Person, (l) does not guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations or securities of others, (m) does not acquire obligations or securities of its members, (n) does not pledge its assets for the benefit of any other Person or make any loans or advances to any Person, (o) maintains adequate capital in light of its contemplated business operations, and (p) has at all times two Independent Directors on its Board of Directors and has an operating agreement which provides that for so long as the Loan is outstanding, the Borrower shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets;

(ii) the engagement by it in any business other than the acquisition, development, management, leasing, ownership, maintenance and operation of the Property and activities incidental thereto;

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, or the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official without the affirmative vote of both of its Independent Directors; and

(iv) any amendment or modification of any provision of its organizational documents relating to qualification as a “Single-Purpose Entity”.

“Sponsor” means Brookfield Financial Properties, L.P. and any successor by merger or by acquisition of substantially all of its business and assets.

“Subordination of Property Management Agreement” means the subordination of property management agreement executed by Borrower and the Approved Property Manager on the date hereof, as the same may from time to time be modified or replaced in accordance herewith.

“Tax and Insurance Escrow Account” has the meaning set forth in Section 3.4(a).

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against the Property or Borrower with respect to the Property or rents therefrom or which may become Liens upon the Property, without deduction for any amounts reimbursable to Borrower by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant which are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, and (ii) allowances to be paid to a Tenant pursuant to such Tenant’s Lease in connection with such Tenant’s construction of its tenant improvements at the Property.

“Tenant Notice” has the meaning set forth in Section 3.1(b).

“Termination Fee” has the meaning set forth in Section 3.5(d).

“Test Period” means each 12-month period ending on the last day of a Fiscal Quarter.

“TI/LC Reserve Account” has the meaning set forth in Section 3.5.

“Trade Payables” means unsecured amounts payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course and which would under GAAP be regarded as ordinary expenses, including amounts payable to suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Property or Borrower.

“Transaction” means the transaction contemplated by the Loan Documents.

“Transaction Costs” means the costs and expenses described in Section 9.17.

“Transfer” means the pledge, sale or other whole or partial conveyance of all or any portion of the Property or any direct or indirect interest therein to a third party (other than pledges, sales and conveyances of indirect equity interests in Borrower that are not otherwise prohibited hereunder and the imposition of zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred or entered into in the ordinary course of business which do not have a Material Adverse Effect), including granting of any purchase options, rights of first refusal, rights of first offer or similar rights to purchase all or any portion of the Property (other than such rights as have heretofore been granted and are listed in the Exception Report and/or the Rent Rolls) or the subjecting of any portion of the Property to restrictions on transfer; provided that the conveyance of a space lease, license or other occupancy right at the Property in accordance herewith shall not constitute a Transfer.

“Treasury Constant Yield” means the arithmetic mean of the rates published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the five Business Days preceding the date on which acceleration has been declared, as shown on the USD screen of the Moneyline Telerate service (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg service (or any successor service), or if neither the Moneyline Telerate nor the Bloomberg service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the scheduled Maturity Date. If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

“Unfunded Obligations” means the items described in Schedule D.

“Unfunded Obligations Account” has the meaning set forth in Section 3.9(a).

“Unfunded Obligations Amount” means $22,991,245.27.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Person” means a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

“Yield Maintenance Premium” shall mean, with respect to any payment of principal (or any portion thereof) during the continuance of an Event of Default, the greater of (x) 2% of the amount prepaid and (y) the product of:

(A) a fraction whose numerator is the amount so paid and whose denominator is the outstanding principal balance of the Loan before giving effect to such payment, times

(B) the excess of (1) the sum of the respective present values, computed as of the date of such prepayment, of the remaining scheduled payments of principal and interest with respect to the Loan (assuming no prepayments or acceleration of the Loan), determined by discounting such payments to the date on which such payments are made at the Treasury Constant Yield, over (2) the outstanding principal balance of the Loan on such date immediately prior to such payment.

The calculation of the Yield Maintenance Premium shall be made by the Lender and shall, absent manifest error, be final, conclusive and binding upon all parties.

(b) Rules of Construction. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified: (i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) “including” means “including, but not limited to”, and (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, as same may be modified herein.

ARTICLE I

GENERAL TERMS

1.1. The Loan.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall make a loan to Borrower (the “Loan”) in an amount equal to the Loan Amount. The Loan shall initially be represented by a single Note which shall bear interest as described herein at a per annum rate equal to the Initial Interest Rate.

(b) The Loan shall be secured by (i) the Property, pursuant to the Mortgage and the Assignment of Rents and Leases, (ii) Borrower’s contract rights, pursuant to the Assignment of Contracts, (iii) the Account Collateral, and (iv) the other security interests and Liens granted in the Loan Documents.

(c) Lender shall have the right at any time, at Lender’s sole discretion, to replace the initial Note with two or more replacement Notes, and the holder of each replacement Note shall similarly have the right at any time, at such holder’s sole discretion, to replace its Note with two or more replacement Notes. Each replacement Note shall be in the form of the Note so replaced but for its principal amount and Interest Rate. The principal amount of each Note shall be determined by applicable holder in its sole discretion, provided that the sum of the principal amounts of the replacement Notes shall equal the then outstanding principal balance of the Notes that are so replaced. Any prepayments not resulting from an Event of Default, Casualty or Condemnation shall be applied to the payment of the principal on the Notes on a pro rata basis. The Interest Rate of each replacement Note shall be determined by the applicable holder in its sole discretion, provided that the weighted average of such Interest Rates, weighted on the basis of the respective principal balances of the Notes, shall equal the Interest Rate of the Note so replaced. Provided Borrower has received five days’ prior notice, Borrower shall execute and return to Lender each such Note within two Business Days after Borrower’s receipt of an execution copy thereof (whereupon Lender shall return the replaced Note to Borrower), and Borrower’s failure to do so within such time period shall, at Lender’s election, constitute an immediate Event of Default hereunder. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute such replacement Notes on Borrower’s behalf should Borrower fail to do so. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 1.1(c). If requested by Lender, Borrower shall deliver to Lender, together with such replacement Notes, an opinion of counsel in substantially the form delivered to Lender on the Closing Date with respect to the due authorization and enforceability of such replacement Notes.

1.2. Interest and Principal.

(a) On each Payment Date prior to the Initial Principal Payment Date, Borrower shall pay to Lender interest on each Note for the applicable Interest Accrual Period at the applicable Interest Rate (except that in each case, interest shall be payable at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an

Event of Default). On the Closing Date, Borrower shall pay interest from and including the Closing Date through the end of the first Interest Accrual Period.

Commencing with the Initial Principal Payment Date, and on each and every Payment Date thereafter, Borrower shall pay to Lender a constant monthly payment of $5,172,387.70, which amount shall be applied first toward the payment of interest on each Note for the applicable Interest Accrual Period at the applicable Interest Rate (except that in each case, interest shall be payable at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default), and the balance shall be applied toward the reduction of the outstanding principal balances of the Notes pro rata in accordance with their then outstanding principal balances. Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period.

(b) No prepayments of the Loan shall be permitted except for (i) scheduled amortization as described in Section 1.2(a), (ii) prepayments resulting from Casualty or Condemnation as described in Section 5.16(c), and (iii) a prepayment of the Loan in whole (but not in part) during the Prepayment Period on not less than 30 days prior written notice; provided that any prepayment under this clause (iii) shall be accompanied by all interest accrued on the amount prepaid plus, if such prepayment does not occur on a Payment Date, the amount of interest that would have accrued thereon if the Loan had remained outstanding through the end of the Interest Accrual Period in which such prepayment occurs, plus all other amounts then due under the Loan Documents. If a prepayment notice is delivered to Lender and such prepayment is not made within 30 days of the date specified therein, (x) Borrower’s notice of prepayment shall be deemed rescinded, and (y) Borrower shall, at the end of such 30 day period, pay to Lender all reasonable losses, costs and expenses suffered by Lender as a consequence of such rescission. In addition, Defeasance shall be permitted after the expiration of the Lockout Period as described in Section 2.1. The entire outstanding principal balance of the Loan, together with interest accrued thereon and all other amounts then due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date.

(c) If all or any portion of the Principal Indebtedness (other than scheduled amortization as described in Section 1.2(a) and prepayments resulting from Casualty or Condemnation as described in Section 5.16(d)) is paid to Lender following acceleration of the Loan, Borrower shall pay to Lender an amount equal to the applicable Yield Maintenance Premium. Amounts received in respect of the Indebtedness during the continuance of an Event of Default shall be applied toward interest, principal and other components of the Indebtedness (in such order as Lender shall determine) before any such amounts are applied toward payment of Yield Maintenance Premiums, with the result that Yield Maintenance Premiums shall accrue as the Principal Indebtedness is prepaid but no amount received from Borrower shall constitute payment of a Yield Maintenance Premium until the remainder of the Indebtedness shall have been paid in full.

(d) Any regularly scheduled payments of interest and/or principal (excluding payments of principal at maturity) not paid when due hereunder shall bear interest at the applicable Default Rate and, when paid, shall be accompanied by a late fee in an amount equal to 4% times the amount of such late payment in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

1.3. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(b)) shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower is less than the sum of all amounts then due and payable hereunder, such amount shall be applied toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes in such sequence as Lender shall elect in its sole discretion.

1.4. Taxes.

(a) Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes or other similar or related charges now or hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, amendments and enforcement of rights under the Loan Documents.

(b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to each Person to whom there has been an Assignment or Participation of a Loan and who is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable; provided that the foregoing obligation to pay such additional amounts shall not apply while the Loan is contained within a Securitization and shall not apply (i) to any assignee that has not complied with the obligations contained in Section 9.7(c), (ii) to any U.S. Taxes imposed solely by reason of the failure by such Person (or, if such Person is not the beneficial owner of the relevant Loan, such beneficial owner) to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person (or beneficial owner, as the case may be) if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes; or (iii) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note.

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to such non-U.S. Person satisfactory evidence of such deduction, withholding or payment (as the case may be).

1.5. Release. Upon payment of the Indebtedness in full (other than continuing indemnity obligations which survive repayment of the Loan and with respect to which no claim shall have been made and not yet paid), Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender releasing and discharging all Liens on all Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts.

ARTICLE II

DEFEASANCE AND ASSUMPTION

2.1. Defeasance.

(a) On any date after the expiration of the Lockout Period, provided no Event of Default is then continuing and subject to the notice requirement described in Section 2.1(c), Borrower may obtain the release of the Collateral (other than the Defeasance Collateral) from the liens created by the Loan Documents upon the payment to Lender of all sums then due under the Loan Documents and the delivery of the following to Lender:

(i) Defeasance Collateral sufficient to provide payments on or prior to, and in any event as close as possible to, all successive Payment Dates in an amount sufficient to make all payments of interest and principal due hereunder (including the then outstanding Principal Indebtedness on the first Payment Date in the Prepayment Period or such other date during the Prepayment Period as Borrower shall specify), taking into account any income tax payable on any net annual income of Borrower or the Defeasance Borrower, as applicable;

(ii) written confirmation from an independent certified public accounting firm reasonably satisfactory to Lender that such Defeasance Collateral is sufficient to provide the payments described in clause (i) above;

(iii) a security agreement, in form and substance reasonably satisfactory to Lender, creating in favor of Lender a first priority perfected security interest in such Defeasance Collateral (a “Defeasance Pledge Agreement”);

(iv) an opinion of counsel for Borrower, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining (1) that the Defeasance Pledge Agreement has been duly authorized and is enforceable against Borrower in accordance with its terms and that Lender has a perfected first priority security interest in such Defeasance Collateral; and (2) that the Defeasance does not constitute a “significant modification” of the Loan under Section 1001 of the Code or cause a tax to be imposed on the Securitization Vehicle;

(v) Rating Confirmation with respect to such Defeasance;

(vi) instruments reasonably satisfactory to Lender releasing and discharging or assigning to a third party Lender’s Liens on the Collateral (other than the Defeasance Collateral);

(vii) such other certificates, opinions, documents or instruments as Lender and the Rating Agencies may reasonably request; and

(viii) reimbursement for any costs and expenses incurred by Lender in connection with this Section 2.1 (including Rating Agency and Servicer fees and expenses, reasonable fees and expenses of legal counsel and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection herewith).

Lender shall reasonably cooperate with Borrower to avoid the incurrence of mortgage recording taxes in connection with a Defeasance, which cooperation may include assigning the Note to a refinancing lender in consideration of receipt of a new defeasance note and rights under the Defeasance Pledge Agreement.

(b) At the time of Defeasance, Borrower shall transfer and assign all of its interest in the Property to a third party, unless the Loan is assumed by a bankruptcy-remote entity satisfactory to Lender and the Rating Agencies to which Borrower shall transfer all of the Defeasance Collateral (a “Defeasance Borrower”) and such Defeasance Borrower shall have executed and delivered to Lender an assumption agreement in form and substance reasonably satisfactory to Lender, such Uniform Commercial Code financing statements as may be reasonably requested by Lender and legal opinions of counsel reasonably acceptable to Lender which are substantially equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and Borrower and the Defeasance Borrower shall have delivered such other documents, certificates and legal opinions as Lender shall reasonably request, in which event Borrower shall be completely released and relieved of all of its obligations under the Loan Documents except those obligations which by their terms survive the repayment of the Loan.

(c) Borrower must give Lender at least 30 days’ prior written notice of any Defeasance under this Section 2.1, specifying the date on which the Defeasance is expected to occur.

(d) Upon satisfaction of the requirements contained in this Section 2.1, Lender will execute and deliver to Borrower such instruments, prepared by Borrower and approved by Lender, as shall be necessary to release the Property from the Liens of the Loan Documents.

2.2. Assumption. The initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a Qualified Successor Borrower that will assume all of the obligations of Borrower hereunder (an “Assumption”), provided no Event of Default or material monetary Default is then continuing or would result therefrom and the following conditions are met to the reasonable satisfaction of Lender:

(i) such Qualified Successor Borrower shall have executed and delivered to Lender an assumption agreement, in form and substance reasonably acceptable to Lender, evidencing its agreement to abide and be bound by the terms of the Loan Documents;

(ii) such Qualified Successor Borrower shall execute and deliver such Uniform Commercial Code financing statements as may be reasonably requested by Lender;

(iii) a Qualified Equityholder reasonably satisfactory to Lender in its sole discretion shall provide a guaranty of the Indemnified Liabilities in form satisfactory to Lender;

(iv) such Qualified Successor Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender which are equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions which are reasonably satisfactory to Lender and satisfactory to each of the Rating Agencies; and Borrower and the Qualified Successor Borrower shall have delivered such other documents, certificates and legal opinions as Lender shall reasonably request;

(v) such Qualified Successor Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such Qualified Successor Borrower and the due authorization of the Qualified Successor Borrower to assume the Loan and to execute and deliver the documents described in this Section 2.2, each in form and substance reasonably satisfactory to Lender, including, but not limited to, a certified copy of the applicable resolutions from all appropriate persons, certified copies of the certificate of formation and Operating Agreement (or the equivalent) of the Qualified Successor Borrower, together with all amendments thereto, and certificates of good standing or existence for the Qualified Successor Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(vi) the Qualified Title Insurance Policy shall have been properly endorsed to reflect the Transfer of the Property to the Qualified Successor Borrower;

(vii) Rating Confirmation shall have been received with respect to the legal structure of the successor borrower, the documentation of the Assumption and the related legal opinions; and

(viii) the Servicer shall have received upon request a nonrefundable assumption fee in an amount equal to 0.50% of the then outstanding Loan Amount (provided, however, that in connection with an Assumption by a Qualified Successor Borrower that is controlled by, and at least 25% of the direct or indirect equity interest in which is owned by, either BPC or Sponsor, the assumption fee shall be $150,000) and shall have received payment of all reasonable out-of-pocket costs and expenses incurred by Lender and Servicer, as applicable, in connection with such assumption (including reasonable attorneys’ fees and costs, the cost of an endorsement to the Qualified Title Insurance Policy reflecting the conveyance of the Property to the Qualified Successor Borrower, lien search and credit investigation expenses and rating agency fees and expenses).

ARTICLE III

ACCOUNTS

3.1. Cash Management Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with a depository institution satisfactory to Lender (the “Cash Management Bank”) an account for the collection of income from the Property (the “Cash Management Account”). As a condition precedent to the Closing Date, Borrower shall cause the Cash Management Bank to execute and deliver a Cash Management Agreement which provides, inter alia, that no party other than Lender and Servicer shall have the right to withdraw and disburse funds from the Cash Management Account. The fees and expenses of the Cash Management Bank shall be paid by Borrower.

(b) Within five Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Property a written notice (a “Tenant Notice”) in the form of Exhibit A instructing that (i) all payments under the Leases shall thereafter be transmitted by them directly to, and deposited directly into, the Cash Management Account and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. Borrower covenants to cause all cash Revenues relating to the Property and all other money received by Borrower with respect to the Property (other than tenant security deposits required to be held in escrow accounts) to be deposited in the Cash Management Account by the end of the first Business Day following Borrower’s or the Property Manager’s receipt thereof; and Borrower shall be permitted to deposit in the Cash Management Account such additional amounts as Borrower may elect.

(c) Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Cash Management Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Cash Management Agreement substantially identical to the Cash Management Agreement executed at Closing; provided that any replacement that is not with a Pre-Approved Cash Management Bank shall be subject to Borrower’s prior consent, not to be unreasonably withheld, conditioned or delayed.

3.2. Distributions from Cash Management Account.

(a) The Cash Management Agreement shall provide that the Cash Management Bank shall remit to an account specified by Borrower, at the end of each Business

Day, the amount, if any, by which amounts then contained in the Cash Management Account exceed the Peg Balance; provided, however, that Servicer may terminate such remittances during the continuance of an Event of Default upon notice to the Cash Management Bank. Servicer may notify the Cash Management Bank at any time of any change in the Peg Balance.

(b) On each Payment Date, provided no Event of Default has occurred and is continuing, the Servicer shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i) to the Tax and Insurance Reserve Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii) to Lender, the amount of all scheduled or delinquent interest on the Loan and all other amounts then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

(iii) to the Replacement Reserve Account, the amounts required to be deposited therein pursuant to Section 3.6;

(iv) to the TI/LC Reserve Account, any amount required to be deposited therein pursuant to Section 3.5; and

(v) all remaining amounts to such accounts as Borrower may direct.

(c) If by 11:00 a.m., New York City time, on any Payment Date during the amount in the Cash Management Account shall be sufficient to make all of the payments and deposits described in Section 3.2(b)(i) through (iv), Borrower shall be deemed to have made such payments and deposits on such Payment Date unless Lender is legally constrained from transferring such amount in accordance with such Section by reason of any insolvency related to Borrower or any other event.

(d) If on any Payment Date the amount in the Cash Management Account shall be insufficient to make all of the transfers described in Section 3.2(b)(i) through (iv), Borrower shall deposit into the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower shall fail to make such deposit, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Cash Management Account toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes in such sequence as Lender shall elect in its sole discretion.

3.3 Intentionally Omitted.

3.4. Tax and Insurance Escrow Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts payable by Borrower in respect of Taxes and insurance premiums (the “Tax and Insurance Escrow Account”).

(b) On the Closing Date, the Tax and Insurance Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 10th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of  1/12 of projected annual Taxes, plus (ii) an amount sufficient to pay all insurance premiums by the 10th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of  1/12 of projected insurance premiums.

(c) On each subsequent Payment Date, an additional deposit shall be made therein in an amount equal to the sum of:

(A)  1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(B)  1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;

provided, however, that if at any time Lender reasonably determines that the amount in the Tax and Insurance Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions hereof) the full amount of all installments of Taxes and insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Tax and Insurance Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

(d) Borrower shall provide Lender with copies of all tax and insurance bills relating to the Property promptly after Borrower’s receipt thereof. Lender will apply amounts in the Tax and Insurance Escrow Account toward the purposes for which such amounts are deposited therein. In connection with the making of any payment from the Tax and Insurance Escrow Account, Lender may cause such payment to be made according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.

3.5. TI/LC Reserve Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions (the “TI/LC Reserve Account”).

(b) On each Payment Date, there shall be deposited into the TI/LC Reserve Account an amount equal to the Monthly TI/LC Amount; or, at Borrower’s election, Borrower shall deliver to Lender a Qualified Letter of Credit or a Qualified Guaranty that shall at all times be in an amount that is not less than the amount that would be contained in the TI/LC Reserve Account had Borrower made monthly deposits therein and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.5(c). If Borrower satisfies its obligation under this Section 3.5(b) by providing a letter of credit which at any time ceases to be a Qualified Letter of Credit, or by providing a guaranty which at any time ceases to be a Qualified Guaranty, Borrower shall, within 10 Business Days thereafter, either (x) deliver to Lender a Qualified Letter of Credit or, if applicable, a Qualified Guaranty, in the amount required under the first sentence of this Section 3.5(b) or (y) deposit into the TI/LC Reserve Account the amount that would be contained therein had Borrower made monthly deposits therein and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.5(c).

(c) If Borrower satisfies its obligation under Section 3.5(b) by making deposits into the TI/LC Reserve Account, then, upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the TI/LC Reserve Account to reimburse Borrower for Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, or, at Borrower’s direction, to directly pay such costs, provided that (1) Borrower shall deliver to Lender invoices evidencing incurrence of the costs as to which such disbursements are requested, and (2) Lender may condition the making of a requested disbursement on (i) reasonable evidence establishing that the requested disbursement is in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith, and (ii) Borrower’s receipt of partial lien releases and waivers from contractors, subcontractors and others with respect to amounts for which Borrower has previously received disbursements under this Section 3.5(c).

(d) Whenever a Major Lease is terminated, whether by buy-out, cancellation, default or otherwise, and Borrower receives any payment, fee or penalty in respect of such termination (a “Termination Fee”), Borrower shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account (except that if such Termination Fee exceeds 125% of the Leasing Commissions, Tenant Improvement costs and other Capital Expenditures reasonably required to enter into a replacement Lease in respect of the space covered by the terminated Lease (or 100% of such amounts if they are set forth as a fixed dollar amount in executed agreements), such excess shall instead be deposited into the Cash Management Account). Provided no Event of Default has occurred and is continuing, Lender shall disburse such Termination Fee to Borrower at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a replacement Lease entered into in accordance with the terms hereof in respect of the space covered by such terminated Lease and the remainder of such Termination Fee, if any, shall be remitted to the Cash Management Account after the space covered by such terminated Lease has been relet and the replacement Tenant is in occupancy and has commenced paying rent under the replacement Lease.

3.6. Replacement Reserve Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving amounts in respect of Capital Expenditures (the “Replacement Reserve Account”).

(b) On each Payment Date, there shall be deposited into the Replacement Reserve Account an amount equal to the Monthly Replacement Reserve Amount; or, at Borrower’s election, Borrower shall deliver to Lender a Qualified Letter of Credit or a Qualified Guaranty that shall at all times be in the amount that would be contained in the Replacement Reserve Account had Borrower made monthly deposits therein and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.6(c). If Borrower satisfies its obligation under this Section 3.6(b) by providing a letter of credit which at any time ceases to be a Qualified Letter of Credit, or by providing a guaranty which at any time ceases to be a Qualified Guaranty, Borrower shall, within 10 Business Days thereafter, either (x) deliver to Lender a Qualified Letter of Credit or, if applicable, a Qualified Guaranty, in the amount required under the first sentence of this Section 3.6(b) or (y) deposit into the Replacement Reserve Account the amount that would be contained therein had Borrower made monthly deposits therein and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.6(c).

(c) If Borrower satisfies its obligation under Section 3.6(b) by making deposits into the Replacement Reserve Account, then, upon the request of Borrower at any time that no Event of Default is continuing (but not more often that once per calendar month), Lender will cause disbursements to Borrower from the Replacement Reserve Account to reimburse Borrower for Capital Expenditures, or, at Borrower’s direction, to directly pay such costs; provided that (1) Borrower shall deliver to Lender invoices evidencing incurrence of the costs as to which such disbursements are requested, and (2) Lender may condition the making of a requested disbursement on (i) reasonable evidence establishing that the requested disbursement is in respect of a Capital Expenditure; and (ii) Borrower’s receipt of partial lien releases and waivers from contractors, subcontractors and others with respect to amounts for which Borrower has previously received disbursements under this Section 3.6(c).

3.7. Intentionally Omitted.

3.8. Loss Proceeds Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b) Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.

3.9. Unfunded Obligations Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Cash Management Bank an account for the purpose of reserving an amount in respect of Unfunded Obligations required to be funded by Borrower (the “Unfunded Obligations Account”). The portion of the amount contained in the Unfunded Obligations Account that relates to the Cleary Gottlieb lease is referred to herein as the “Cleary Reserve”.

(b) On the Closing Date, Borrower shall either (x) deposit into the Unfunded Obligations Account, from the proceeds of the Loan, an amount equal to the Unfunded Obligations Amount, or (y) deliver to Lender a Qualified Letter of Credit in such amount. If Borrower satisfies its obligations under the preceding sentence by making a deposit into the Unfunded Obligations Account, Borrower shall have the right at any time, so long as no Event of Default is continuing, to require Lender to return such deposit to Borrower in exchange for a Qualified Letter of Credit in the amount so returned to Borrower. In addition, any amount (or portion thereof) that would otherwise be required to be deposited into the Unfunded Obligations Account may, at Borrower’s election, be provided instead in the form of a guaranty satisfactory to Lender from Sponsor, provided that and for so long as (x) Sponsor satisfies the Guaranty Eligibility Requirement, and (y) Borrower delivers to Lender at the time of delivery of such guaranty customary legal opinions including an opinion of counsel, in form and substance reasonably satisfactory to Lender, to the effect that delivery of the guaranty does not alter the conclusion reached in the Nonconsolidation Opinion (which opinion may be included in the Nonconsolidation Opinion).

(c) Borrower shall perform the Unfunded Obligations in a diligent, workmanlike manner and shall complete the same within the respective time periods set forth in Schedule D. Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Unfunded Obligations Account to reimburse Borrower for reasonable costs and expenses incurred in the performance of Unfunded Obligations or, at Borrower’s direction, to directly pay such costs (or, if applicable, shall permit the reduction of the amount of the Qualified Letter of Credit by the amount that would have been so disbursed), provided that

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate, (2) a reasonably satisfactory site inspection, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) If Borrower satisfies its obligation under Section 3.9(b) by providing a letter of credit which at any time ceases to be a Qualified Letter of Credit, or by providing a guaranty which at any time ceases to be a Qualified Guaranty, Borrower shall, within 10 Business Days thereafter, either (x) deliver to Lender a Qualified Letter of Credit or, if applicable, a Qualified Guaranty, in the amount required under such Section 3.9(b) or (y) deposit into the Unfunded Obligations Account the amount that would be contained therein had Borrower deposited the Unfunded Obligations Amount therein on the Closing Date and subsequently withdrawn therefrom all amounts that would have been permitted to be withdrawn therefrom pursuant to Section 3.9(c).

3.10. Account Collateral.

(a) Borrower hereby grants a perfected first-priority security interest in favor of Lender in and to the Account Collateral as security for the Indebtedness, together with all rights of a secured party with respect thereto. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender and shall be in the name of Borrower, as pledgor, and Lender, as pledgee. Borrower shall have no right to make withdrawals from any of the Collateral Accounts. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral.

(b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan and the Notes in such sequence as Lender shall elect in its sole discretion or toward the payment of Operating Expenses and Capital Expenditures.

3.11. Permitted Investments. Funds in the Collateral Account shall be invested only in Permitted Investments, at the discretion of (x) with respect to the Tax and Insurance Reserve Account, Lender, and (y) with respect to the other Collateral Accounts, Borrower. All income and gains from the investment of funds in the Collateral Accounts other than the Tax and Insurance Reserve Account shall be retained in the Collateral Accounts from which they were derived. Unless otherwise required by applicable law, all income and gains from the investment of funds in the Tax and Insurance Reserve Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to cause the Cash Management Bank to remit such amounts to Lender. After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Borrower.

3.12. Bankruptcy. Borrower and Lender hereby acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. In the event, however, that a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender hereby further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender that, as of the Closing Date, except as set forth in the Exception Report:

4.1. Organization.

(a) Borrower is a limited liability company, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited liability company in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and Borrower has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Borrower has no subsidiaries and does not own any equity interest in any other Person.

4.2. Authorization. Borrower has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

4.3. No Conflicts. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its operating agreement, certificate of formation or other governance document, (ii) violate any law, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other Material Agreement to which Borrower or Sponsor is a party or by which Borrower or Sponsor may be bound, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower’s properties in favor of any party other than Lender.

4.4. Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Agreement or the other Loan Documents, except for any of the foregoing which have already been obtained.

4.5. Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and constitute Borrower’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable.

4.6. No Default. No Default or Event of Default will exist immediately following the making of the Loan.

4.7. Payment of Taxes. Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender, except for taxes which are not yet delinquent.

4.8. Compliance with Law. Borrower, the Property and the use thereof comply in all material respects with all applicable Insurance Requirements and Legal Requirements, including building and zoning ordinances and codes. The Property conforms to current zoning requirements and is neither an illegal nor a legal nonconforming use. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could adversely affect the Property or the condition (financial or otherwise) or business of Borrower. There has not been committed by or on behalf of Borrower or, to the best of Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Borrower has not purchased any portion of the Property with proceeds of any illegal activity.

4.9. ERISA. Neither Borrower nor any ERISA Affiliate of Borrower has incurred any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated hereby will not constitute or result in any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code.

4.10. Government Regulation. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

4.11. No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Borrower does not have knowledge of any Person contemplating the filing of any such petition against it.

4.12. Other Debt. Borrower does not have outstanding any Debt other than Permitted Debt.

4.13. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending, and to the best of Borrower’s knowledge there are no such actions, suits or proceedings threatened against or affecting Borrower or the Property, which actions, suits or proceedings, alone or in the aggregate, if determined against it or the Property, could result in a Material Adverse Effect (and all such actions, suits and proceedings, regardless of materiality, are listed in the Exception Report).

4.14. Leases; Material Agreements.

(a) The rent rolls attached hereto as Schedule E (the “Rent Rolls”) are true and correct as of the date of this Agreement. Except as indicated on the Rent Rolls and the estoppel letters delivered by Tenants to Lender in connection with the Closing, (i) no Tenant has any extension, renewal or termination options, (ii) no security deposits are being held by Borrower, (iii) all work to be performed by the landlord under the Leases has been substantially performed, all contributions to be made by the landlord to the Tenants thereunder have been made and all other conditions to each such Tenant’s obligations thereunder have been satisfied, and (iv) no Tenant or other party has any option, right of first refusal or similar preferential right to purchase or lease all or any portion of the Property or to require Borrower to perform or finance Tenant Improvements or Material Alterations.

(b) Borrower has delivered to Lender true and complete copies of all Leases. No person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.

(c) No fixed rent has been paid more than 30 days in advance of its due date and no payments of rent are more than 30 days delinquent.

(d) There are no Material Agreements except as described in Schedule F. Borrower has made available to Lender true and complete copies of all Material Agreements. Each Material Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower.

(e) The Leases and the Material Agreements are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower’s best knowledge, any other party thereto. Borrower is not in default in any respect which would have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

4.15. Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact heretofore delivered by Borrower to Lender in writing in respect of the Property or the Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading unless subsequently corrected.

There is no fact presently actually known to Borrower which has not been disclosed in writing to Lender which is reasonably likely to result in a Material Adverse Effect.

4.16. Financial Condition. All financial data concerning Borrower and the Property heretofore provided to Lender fairly presents in accordance with GAAP the financial position of Borrower in all material respects, as of the date on which it is made, and does not omit to state any material fact necessary to make statements contained herein or therein not misleading. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there have occurred no changes or circumstances which have had or are reasonably likely to result in a Material Adverse Effect.

4.17. Single-Purpose Requirements. Borrower is now, and has always been since its formation, a Single-Purpose Entity.

4.18. Location of Chief Executive Offices. The location of Borrower’s principal place of business and chief executive office is the address listed in Section 9.4.

4.19. Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.20. Labor Matters. Borrower is not a party to any collective bargaining agreements.

4.21. Title. Borrower owns good, marketable and indefeasible title to the Property in fee (except that with respect to the space occupied by the National Association of Securities Dealers, Borrower has a good, marketable and indefeasible leasehold and reversionary interest) and good title to the related personal property, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with the Assignment of Rents and Leases and any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) valid, perfected first priority liens on the Property or the leasehold interests therein, as the case may be, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or current use or operation, of the Property, or the security intended to be provided by the Mortgage or Borrower’s ability to repay the Indebtedness in accordance with the terms of the Loan Documents. The Assignment of Rents and Leases, when properly recorded in the appropriate records, create a valid first priority assignment of, or a valid first priority security interest in, certain rights under the related Leases, subject only to licenses granted therein to Borrower to exercise certain rights and to perform certain obligations of the lessor under such Leases, including the right to operate the related Property. No Person other than Borrower owns any interest in any payments due under such Leases that is superior to or of equal priority with Lender’s interest therein.

4.22. No Encroachments. Except as shown on the applicable Qualified Survey, all of the improvements on the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining property encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as, in either case, to adversely affect the value or marketability of the Property, except those which are insured against by a Qualified Title Insurance Policy.

4.23. Physical Condition.

(a) Except for matters set forth in the Engineering Reports, the Property (including sidewalks, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system, equipment, elevators, exterior sidings and doors, irrigation system and all structural components) is in good condition, order and repair in all respects material to its use, operation or value.

(b) Borrower is not aware of any material structural or other material defect or damages in the Property, whether latent or otherwise.

(c) Borrower has not received and is not aware of any other party’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in the Property which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.24. Solvency. On the Closing Date, the fair salable value of Borrower’s assets exceeds and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, exceed Borrower’s aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). The fair salable value of Borrower’s aggregate assets is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than Borrower’s probable aggregate liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower’s aggregate assets do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

4.25. Management. Except for any Approved Management Agreement, no property management agreements are in effect with respect to the Property.

4.26. Condemnation. No Condemnation has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any material portion of the Property or for the relocation of roadways providing access to the Property.

4.27. Utilities and Public Access. The following statements are accurate in all material respects:

(i) The Property has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by water, electric, sewer, sanitary sewer and storm drain facilities.

(ii) All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the premises or in areas (“Easement Areas”) that are the subject of recorded irrevocable easement agreements which benefit the Property and which are listed in Schedule A of the applicable Qualified Title Insurance Policy so as to be included in the coverage thereof.

(iii) All such utilities are connected so as to serve the Property without passing over other property other than Easement Areas.

(iv) All roads necessary for the full utilization of the Property for its current purpose have been completed and are either part of the Property (by way of deed, easement or ground lease) or dedicated to public use and accepted by all Governmental Authorities.

4.28. Environmental Matters. Except as disclosed in the Environmental Reports:

(i) The Property is in compliance in all material respects with all Environmental Laws applicable to the Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Property under all Environmental Laws).

(ii) There is no Environmental Claim pending or, to the actual knowledge of Borrower, threatened, with respect to the Property.

(iii) There have not been and are no past, present or threatened Releases of any Hazardous Substance from or at the Property that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to the Property.

(iv) Without limiting the generality of the foregoing, there is not present at, on, in or under the Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint.

(v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Property and, to Borrower’s best knowledge, no Governmental Authority has been taking any action to subject the Property to Liens under any Environmental Law.

(vi) Borrower has not received written notice of any judicial proceeding or governmental or administrative action pending or threatened, under any Environmental Law to which the Borrower is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental law with respect to the Borrower or, to Borrower’s knowledge, the Property.

(vii) The Borrower has not contractually assumed any liability of any Person under any Environmental Law.

4.29. Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments. No extension of time for assessment or payment by Borrower of any federal, state or local tax is in effect.

4.30. No Joint Assessment. Borrower has not suffered, permitted or initiated the joint assessment of the Property (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the lien of any Taxes which may be levied against such other real property or personal property shall be assessed or levied or charged to the Property as a single Lien.

4.31. Separate Lots. No portion of the Property is part of a tax lot that also includes any real property that is not Collateral.

4.32. Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary for the use and operation of the Property. The uses being made of the Property are in conformity in all material respects with the certificate of occupancy and/or Permits for the Property and any other restrictions, covenants or conditions affecting the Property.

4.33. Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as having special flood hazards (Zone A), and, to the extent that any portion of the Property is located in an area identified by the Federal Emergency Management Agency as a “100 year flood plain,” the Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

4.34. Security Deposits. Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

4.35. Intentionally Omitted.

4.36. Acquisition Documents. Borrower has delivered to Lender true and complete copies of all material agreements and instruments under which Borrower or any of its Affiliates have remaining rights or obligations in respect of Borrower’s acquisition of the Property.

4.36. Insurance. Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the date hereof have been paid for the current policy period. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.37. Use of Proceeds. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X. As of the Closing Date, Borrower does not own any “margin stock.”

4.38. IDA Lease. The following statements are true and correct:

(i) a true and complete copy of the IDA Lease has been delivered to Lender;

(ii) the IDA Lease or a memorandum thereof has been duly recorded;

(iii) the IDA Lease permits Borrower’s interest thereunder to be encumbered by the Mortgage;

(iv) the IDA Lease is assignable (subject to all existing tenancies and subtenancies) by a holder of a mortgage encumbering the lessee’s interest therein upon a foreclosure of mortgage without the consent of the lessor thereunder;

(v) the IDA Lease does not restrict the use of the Property by Borrower, its successors or assigns in a manner that would adversely affect in a material respect the security provided to Lender by the Mortgage;

(vi) upon the expiration or other termination of the IDA Lease, fee title in the premises covered thereby shall revert to Borrower; and

(vii) the IDA Lease is in full force and effect and no default has occurred thereunder nor, to the best of the Borrower’s knowledge after due inquiry and investigation, is there any existing condition which, but for the passage of time or the giving of notice or both, would result in a default under the terms of the IDA Lease.

4.39 Embargoed Person. (a) None of the funds or other assets of any of Borrower or Sponsor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under federal law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. , and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any of Borrower or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Loan is in violation of law (any such person, entity or government, an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any of Borrower or Sponsor, as applicable (whether directly or indirectly), with the result that (i) the investment in any of

Borrower or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law and (c) none of the funds of any of Borrower or Sponsor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any of Borrower or Sponsor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Loan is in violation of law. Notwithstanding Section 4.41 to the contrary, the representations and warranties contained in this Section 4.39 shall survive in perpetuity.

4.40 Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, and to the best of Borrower’s knowledge (a) each Person owning an interest in any of Borrower or Sponsor (other than public shareholders), (b) Sponsor, (c) each Property manager (including each Approved Property Manager) and (d) each Tenant at the Property: (i) is not currently identified on the OFAC List and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of any Legal Requirement. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

4.41. Survival. Borrower agrees that all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. All representations, warranties, covenants and agreements made by Borrower in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than three days’ prior written notice, Borrower shall deliver to Lender a certification (x) confirming that all of the representations and warranties contained herein are true and correct as of the date of the Securitization, or (y) otherwise specifying any changes in or qualifications to such representations and warranties as of such date as may be necessary to make such representations and warranties consistent with the facts as they exist on such date. Borrower shall have no further obligation to update any representation or warranty nor shall any representation or warranty be deemed to have been made on any date other than the Closing Date or as of the date of any Securitization, other than any affirmative disclosure obligation contained herein.

ARTICLE V

AFFIRMATIVE COVENANTS

5.1. Existence. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company and all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of its business. Borrower shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof.

5.2. Maintenance of Property; Compliance with Legal Requirements. Borrower will keep the Property in good working order and repair, reasonable wear and tear excepted. Subject to Section 6.13, Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements thereto. Borrower shall comply with, and shall cause the Property to be operated, maintained, repaired and improved in compliance in all material respects with, all Legal Requirements and Insurance Requirements.

5.3. Impositions and Other Claims. Borrower shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances. Borrower shall file all federal, state and local tax returns and other reports that it is required by law to file. In the event of the enactment after this date of any law or regulation applicable to Lender, any Note, the Property or the Mortgage deducting from the value of property for the purpose of taxation any lien or security interest thereon, or imposing upon Lender the payment of the whole or any portion of the taxes or assessments or charges or liens herein required to be paid by Borrower, or changing in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Mortgage, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or liens, or reimburse Lender for any amounts paid by Lender; provided that if in the opinion of Lender’s counsel it might be unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable Law, Lender may elect to declare all of the Indebtedness to be due and payable 120 days from the giving of written notice by Lender to Borrower.

5.4. Access to Property. Borrower shall permit agents, representatives and employees of Lender and the Servicer to inspect the Property or any portion thereof, and/or the books and records of Borrower, at such reasonable times as may be requested by Lender upon reasonable advance notice.

5.5. Notices of Material Events. Borrower shall promptly advise Lender of (i) any change in Borrower’s condition, financial or otherwise, which is reasonably likely to have a Material Adverse Effect, or (ii) the occurrence to the best of Borrower’s knowledge of any Default or Event of Default, or (iii) the termination or cancellation of any Major Lease, or (iv) the termination or cancellation of terrorism or other insurance required by this Agreement.

5.6. Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which is reasonably likely to have a Material Adverse Effect.

5.7. Cooperate in Legal Proceedings. Except with respect to any claim by Borrower against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

5.8. Leases.

(a) Borrower shall furnish Lender with executed copies of all Leases. Borrower hereby covenants and agrees that all new Leases and renewals or amendments of Leases shall be entered into on an arms-length basis with Tenants whose identity and creditworthiness is appropriate for tenancy in a class A office building, shall provide for rental rates and other economic terms which, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and shall contain terms and conditions that are Commercially Reasonable (in each case, unless Lender consents to such Lease in its sole discretion). In connection with and as a condition to any new Major Lease and any renewal or amendment of any Major Lease, Borrower shall deliver to Lender an Officer’s Certificate certifying that same complies with the preceding sentence. All new Leases shall provide that they are subject and subordinate to any current or future mortgage financing on the Property and that the Tenant agrees to attorn to any foreclosing mortgagee at such mortgagee’s request, provided such mortgagee agrees not to disturb such Tenant’s tenancy except in accordance with its Lease. Contemporaneously with the execution of each new Major Lease, Borrower shall deliver to Lender an Officer’s Certificate confirming that such Major Lease is in compliance with this Section 5.8(a).

(b) Any Lease containing an option or preferential right to purchase any portion of the Property, and any Lease with an affiliate of Borrower as Tenant, shall be subject to the prior written approval of Lender. In addition, upon the occurrence and during the continuance of an Event of Default, all new Major Leases, and all terminations, renewals and amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written approval of Lender. Except during the continuance of an Event of Default, each request for approval of a Major Lease which is submitted to Lender in an envelope marked “URGENT – LENDER’S ATTENTION REQUIRED WITHIN 15 BUSINESS DAYS”, together with a copy of the proposed lease, a summary of the economic terms thereof and any termination options contained therein, and copies of all written materials obtained by Borrower in connection with its evaluation of the creditworthiness of the proposed Tenant or, with respect to a proposed termination, a description of the reason therefor, shall be deemed approved if Lender shall not have notified the Borrower in writing of its disapproval and the reasons therefor within 15 Business Days after Lender’s receipt of such submission. Borrower may also request, pursuant to the procedure described in the preceding sentence, Lender’s approval of the rent and other amounts payable under a proposed Major Lease and the identity of the proposed Tenant even if the form of the proposed Major Lease is not yet available for Lender’s review, provided that the approval or deemed approval of such items shall not constitute Lender’s approval of such Major Lease, and when the proposed Major Lease becomes available Borrower shall be required to submit it for Lender’s approval in accordance with the procedure described in the preceding sentence. If Lender shall have previously consented or been deemed to have consented to the rent and other amounts payable under such proposed Major Lease and the identity of the proposed Tenant, Lender’s approval of such proposed Major Lease shall not be withheld unless the terms of such proposed Major Lease, taken as a whole, are not Commercially Reasonable.

(c) Borrower shall (i) deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof; (ii) observe and perform all the material obligations imposed upon the lessor under the Leases; (iii) enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, provided that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iv) not seek to collect any of the rents thereunder more than one month in advance; (v) not execute any assignment of lessor’s interest in the Leases or associated rents other than the Assignment of Rents and Leases; and (vi) not cancel or terminate any guarantee of any of the Major Leases without the prior written consent of Lender.

(d) Security deposits of Tenants under all Leases, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at such commercial or savings bank or banks as may be reasonably satisfactory to Lender and pledged to Lender. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as described above, shall be issued by an institution reasonably satisfactory to Lender, shall (if not prohibited by any Legal Requirements) name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) or may name Borrower as payee thereunder so long as such bond or other instrument is pledged to Lender as security for the Indebtedness and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. During the continuance of any Event of Default, Borrower shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to and under the sole dominion and control of Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower) which Borrower received in cash and had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease, and Lender shall hold such security deposits in a segregated account and apply or return such security deposits in accordance with the applicable Leases.

5.9. Plan Assets, etc. Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

5.10. Further Assurances. Borrower shall, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower under the Loan Documents or to facilitate a replacement of the Cash Management Bank pursuant to Section 3.1(c) or a bifurcation of the Notes pursuant to Sections 1.1(c) and/or 9.7(a), in each case if requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time. Borrower hereby authorizes and appoints Lender as its attorney-in-fact to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower fail to do so itself in violation of this Agreement following written request from Lender, in each case without the signature of Borrower. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Borrower hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 5.10. Lender shall provide Borrower with copies of any instruments executed by Lender in accordance with this Section 5.10.

5.11. Management of Collateral.

(a) The Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement. Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement, and all fees thereunder (including any incentive fees), are subject and subordinate to the Indebtedness in accordance with the Subordination of Property Management Agreement. Borrower may from time to time appoint a successor manager, which successor manager shall be an Approved Property Manager, to manage the Property pursuant to an Approved Management Agreement, and such successor manager shall execute a Subordination of Property Management Agreement for Lender’s benefit. The management agreement shall not provide for per annum management fees in excess of 2.5% of gross revenues.

(b) Borrower covenants and agrees that each Approved Property Manager (including any successor Approved Property Manager) shall at all times while the Loan is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(c) Borrower shall notify Lender in writing of any “Event of Default” under and as defined in the Approved Management Agreement of which Borrower has actual knowledge.

(d) Upon (i) the occurrence and during the continuance of an Event of Default or (ii) the filing of a bankruptcy petition with respect to the Approved Property Manager, Lender may, in its sole discretion, require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Lender (and in the case of a termination resulting from (ii) above, subject to Borrower’s reasonable approval) to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement.

5.12. Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender, in hard copy and, if reasonably available, electronic format, a balance sheet of Borrower as at the end of such Fiscal Year, together with related statements of income and members’ capital for such Fiscal Year, audited by a “big four” independent certified public accounting firm whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender, in hard copy and electronic format:

(i) a statement of cash flows;

(ii) then current rent rolls (including vacancies);

(iii) an annual report for the most recently completed Fiscal Year, describing Capital Expenditures (stated separately with respect to any project costing in excess of $100,000), Tenant Improvements and Leasing Commissions; and

(iv) such other information as Lender shall reasonably request.

5.13. Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, Borrower shall furnish to Lender, in hard copy and electronic format, quarterly and year-to-date unaudited financial statements prepared for such fiscal quarter with respect to Borrower, including a balance sheet and operating statement as at the end of such Fiscal Quarter, together with related statements of income, members’ capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following, in hard copy and electronic format:

(i) a statement in reasonable detail which calculates Net Operating Income for the trailing four Fiscal Quarters, in each case, ending at the end of such Fiscal Quarter;

(ii) a summary of Leases signed during such quarter, which summary shall include the Tenant’s name, lease term, base rent, Tenant Improvements, leasing commissions paid, free rent and other material tenant concessions;

(iii) then current rent rolls (including vacancies); and

(iv) such other information as Lender shall reasonably request.

5.14. Monthly Financial Statements. Until the six-month anniversary of the Closing Date or, if earlier, the date of a Securitization, Borrower shall furnish within 45 days after the end of each calendar month, in hard copy and electronic format, monthly and year-to-date unaudited financial statements prepared for such month with respect to Borrower, including a balance sheet and operating statement as at the end of such month, together with related statements of income, members’ capital and cash flows for such month and for the portion of the Fiscal Year ending with such month, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true and correct and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such monthly report shall be accompanied by the following, in hard copy and electronic format:

(i) a summary of Leases signed during such month, which summary shall include the Tenant’s name, lease term, base rent, escalations, Tenant Improvements, leasing commissions paid, free rent and other concessions;

(ii) then current rent rolls (including vacancies); and

(iii) such other information as Lender shall reasonably request.

5.15. Insurance.

(a) Borrower shall obtain and maintain with respect to the Property, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i) insurance against loss or damage by standard perils included within the classification “All Risks Special Form Cause of Loss” (including coverage for damage caused by windstorm and hail). Such insurance shall (A) be in an amount equal to the full replacement cost of the Property (without deduction for physical depreciation), except that windstorm and hail coverage shall be in such amounts as shall be reasonably agreed by Lender; (B) have deductibles acceptable to Lender (but in any event in compliance with Section 5.15(c)(ix), with the exception of Terrorism insurance, which may have a deductible no greater than $1,000,000, and windstorm and hail insurance, which may have a deductible no greater than 5% of total insurable value); (C) be paid annually in advance; (D) contain a “Replacement Cost Endorsement” and an “Agreed Upon Amount Endorsement” with a waiver of coinsurance; and (E) include ordinance or law coverage containing Coverage A: “Loss to the Undamaged Portion of the Building” (with a minimum limit equal to replacement cost), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages in amounts as required by Lender;

(ii) Flood insurance if the Property is located in a “100 Year Flood Plain” or “special hazard area” (including Zones A, B, C, V, X and Shaded X Areas) in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits requested by Lender, with a deductible in compliance with Section 5.15(c)(ix);

(iii) commercial general liability insurance, including broad form coverage of property damage, blanket contractual liability and personal injury (including death resulting therefrom), containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;

(iv) rental loss and/or business interruption insurance covering 100% of the projected gross income from the Property for (a) the 18 month period commencing on the date of any Casualty or Condemnation, and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the Property has been restored, as reasonably determined by the applicable insurer or (b) the 36-month period, commencing on the date of any Casualty or Condemnation, as agreed upon by Borrower and Lender, on an actual loss sustained basis covering the period of restoration and continuing until such income either returns to the same level it was at prior to the loss, or the expiration of 36 months (including coverage post-restoration during such 36 month period), and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time as and when the gross revenues from the Property increase;

(v) insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the Improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Property;

(vi) worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000;

(vii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written on a so-called builder’s risk completed value form, including coverage for 100% of the total costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(viii) Intentionally Omitted;

(ix) if required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario expected loss), (B) having a deductible approved by Lender (but in any event shall not be in excess of 5% of the full replacement cost of the Property), and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage;

(x) terrorism insurance (which, so long as the Terrorism Risk Insurance Act of 2002, as amended (“TRIA”) is in effect, shall be TRIA coverage) in an amount equal to the full replacement cost of the Property (plus twelve months of business interruption coverage); provided that Borrower shall not be required to spend on terrorism insurance coverage more than 1.5 times the amount of the insurance premium that is payable at such time in respect of the All Risks and business interruption/rental loss insurance required hereunder. Notwithstanding anything to the contrary contained herein, Realrisk Insurance Corporation (“Realrisk”) shall be an acceptable insurer of perils of terrorism and acts of terrorism so long as (i) the policy issued by Realrisk has (a) no aggregate limit and (b) a deductible of no greater than as calculated pursuant to TRIA, (ii) other than such deductible, the portion of such insurance which is not reinsured by TRIA, is reinsured by an insurance carrier rated no less than “A” (or its equivalent) by all of the Rating Agencies rating the Securities, (iii) TRIA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Realrisk and (b) those amounts which are reinsured pursuant to clause (ii) above, (iv) Realrisk is not the subject of a bankruptcy or similar insolvency proceeding and (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Realrisk i.e., captive insurers arranged similar to Realrisk) do not qualify for the payments or benefits of TRIA. In the event that Realrisk is providing insurance coverage (A) to other properties immediately adjacent to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 5.1.3, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Realrisk hereunder. In the event any of the foregoing conditions are not satisfied, Realrisk shall not be deemed an acceptable insurer of Terrorism Losses. Borrower represents, warrants and covenants to Lender on behalf of Realrisk that the insurance premiums for the insurance coverages provided to Borrower by Realrisk are fair market value insurance premiums; and

(xi) such other insurance as may from time to time be reasonably requested by Lender.

(b) All policies of insurance (the “Policies”) required pursuant to this Section 5.15 shall be issued by one or more insurers having a claims-paying ability of at least “A” or “A2” by each of the Rating Agencies, or by a schedule of insurers through which at least 75% of the coverage (if there are 4 or fewer insurers on the schedule) or at least 60% of the coverage (if there are 5 or more insurers on the schedule) is with carriers having such claims-paying ability ratings (provided that the first layer of coverage are from carriers rated at least “A” or “A2” and all such carriers shall have claims-paying ability ratings of not less than “BBB+” or “Baa1”), provided the first layer of coverage under such insurance shall be provided by carriers with a minimum financial strength rating from S&P of “A” or better. Notwithstanding the foregoing, Lender hereby acknowledges and agrees that FM Global and Lancashire Insurance Company are acceptable carriers to the extent they currently insure the Property, provided they maintain their current rating. In the event the claims paying ability rating as determined by AM Best falls below the current rating, Borrower must obtain replacement insurance that meets the requirements of this Section without regard to the preceding sentence. Notwithstanding anything to the contrary herein, for purposes of determining whether the insurer ratings requirements set forth above have been satisfied, (1) any insurer that is not rated by Fitch will be regarded as having a Fitch rating that is the equivalent of the rating given to such insurer by any of Moody’s and S&P that does rate such insurer (or, if both such rating agencies rate such insurer, the lower of the two ratings), and (2) any insurer that is not rated by Moody’s will be regarded as having a Moody’s rating of “Baa1” or better if it is rated “A-” or better by S&P and will be regarded as having a Moody’s rating of “A2” or better if it is rated “A+” or better by S&P.

(c) All Policies required pursuant to this Section 5.15:

(i) shall be maintained throughout the term of the Loan without cost to Lender;

(ii) with respect to casualty policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as first mortgagee and loss payee;

(iii) with respect to liability policies, shall name Lender and its successors and assigns as additional insureds;

(iv) with respect to rental or business interruption insurance policies, shall name Lender and its successors and/or assigns as loss payee;

(v) shall provide that neither Borrower nor Lender nor any other party shall be a co-insurer under said Policies;

(vi) shall provide that Lender shall receive at least 30 days’ prior written notice of any modification, reduction or cancellation thereof;

(vii) shall provide that no act or negligence of Borrower or of a Tenant or other occupant shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(viii) shall contain a waiver of subrogation against Lender;

(ix) shall contain deductibles which, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are acceptable to Lender and are no larger than is customary for similar policies covering similar properties in the geographic market in which the Property is located and in any event no larger than $250,000, unless otherwise specified within this section; and

(x) may be in the form of a blanket policy, as approved by Lender.

(d) Borrower shall pay the premiums for all Policies as the same become due and payable. Copies of such Policies, certified as true and correct by Borrower, shall be delivered to Lender promptly upon request. Not later than five days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, satisfactory to Lender, of its renewal.

(e) Borrower shall not procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

5.16. Casualty and Condemnation.

(a) In the event of any Casualty or Condemnation, Borrower shall give prompt notice thereof to Lender. Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; provided that if no Event of Default has occurred and is continuing, Borrower may settle and adjust claims aggregating not in excess of $10,000,000 if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be and hereby is authorized to collect and receipt for any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(b) All Loss Proceeds from any Casualty or Condemnation shall be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). If any Condemnation or Casualty occurs as to which, in the reasonable judgment of Lender:

(i) the Condemnation or Casualty did not render untenantable more than 10% (in the case of a Condemnation) or 30% (in the case of a Casualty) of the aggregate rentable area of the Property (excluding the public park contained within the Property);

(ii) the Condemnation or Casualty did not result in the cancellation of Leases contributing more than 30% of the Operating Income during the 12-month period immediately preceding such Condemnation or Casualty;

(iii) restoration of the Property is expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date; and

(iv) after such restoration, the fair market value of the Property will equal at least the fair market value of the Property immediately prior to such Condemnation or Casualty (assuming the affected portion of the Property is relet);

or if Lender otherwise elects to allow Borrower to restore the Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower hereby covenants and agrees to commence as promptly and diligently as practicable to prosecute such restoring, repairing, replacing or rebuilding of the Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of the Property immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such proceeds to Borrower upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) funds, or assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the remaining Loss Proceeds, to complete the proposed restoration, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed $15,000,000 be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld). If Lender reasonably estimates that the cost to restore will exceed $15,000,000, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant (which fees and expenses shall constitute Indebtedness). No payment shall exceed 90% of the value of the work performed from time to time until such time as 50% of the restoration (calculated based on anticipated aggregate cost of the work) has been completed, and amounts retained prior to completion of 50% of the restoration shall not be paid prior to the final completion of the restoration. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all liens or claims for lien.

(c) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with the Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds.

(d) If Borrower is not entitled to apply Loss Proceeds toward the restoration of the Property pursuant to Section 5.16(b) and Lender elects not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Notes in ascending order of interest rate (i.e., first to the Note with the lowest interest rate until its outstanding principal balance has been reduced to zero, then to the Note with the second lowest interest rate until its outstanding principal balance has been reduced to zero, and so on), and shall be accompanied by interest through the end of the applicable Interest Accrual Period. No Yield Maintenance Premium shall be payable in respect of any prepayment made pursuant to this Section 5.16(d).

5.17. Annual Budget. Borrower has previously delivered to Lender the Annual Budget for the Property for the 2007 Fiscal Year. At least 30 days prior to the commencement of each subsequent Fiscal Year during the term of the Loan, Borrower shall deliver to Lender for informational purposes only an Annual Budget for the Property for the ensuing Fiscal Year, and promptly after preparation thereof, any subsequent material revisions to the Annual Budget. During the continuance of any Event of Default, such Annual Budget and any such revisions shall be subject to Lender’s approval, except with respect to non-discretionary items such as insurance premiums and Taxes (the Annual Budget, as so approved, the “Approved Annual Budget”); provided, however, that Borrower shall not amend any Annual Budget more than once in any 60-day period.

5.18. General Indemnity. Borrower shall indemnify, reimburse, defend and hold harmless Lender and its officers, directors, employees and agents (collectively, the

“Indemnified Parties”) for, from and against any and all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ fees and legal expenses whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the making or holding or enforcement of the Loan by Lender or the administration of the Transaction to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct. The provisions of and undertakings and indemnification set forth in this Section 5.18 shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

5.19. Nonbinding Consultation. Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

5.20 Compliance with Encumbrances. Borrower covenants and agrees as follows:

(i) Borrower shall comply with all material terms, conditions and covenants of each material Permitted Encumbrance, including any reciprocal easement agreement, any declaration of covenants, conditions and restrictions, and any condominium arrangements.

(ii) Borrower shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower with respect to any obligation of such Borrower under the provisions of any such Permitted Encumbrance.

(iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any such Permitted Encumbrance served by such Borrower.

(iv) During the occurrence of an Event of Default, so long as the Loan is outstanding, Borrower shall not grant or withhold any material consent, approval or waiver under any such Permitted Encumbrance without the prior written consent of Lender.

ARTICLE VI

NEGATIVE COVENANTS

6.1. Liens on the Property. Borrower shall not permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

6.2. Ownership. Borrower shall not own any assets other than the Property and related personal property and fixtures located therein or used in connection therewith.

6.3. Transfer. Borrower shall not Transfer any Collateral other than in compliance with Article II and other than the replacement or other disposition of obsolete or non-useful personal property and fixtures in the ordinary course of business, and Borrower shall not hereafter file a declaration of condominium with respect to the Property or modify the existing condominium arrangement without the consent of Lender, not to be unreasonably withheld, and the receipt of Rating Confirmation.

6.4. Debt. Borrower shall not have any Debt, other than Permitted Debt.

6.5. Dissolution; Merger or Consolidation. Borrower shall not dissolve, terminate, liquidate, merge with or consolidate into another Person without first causing the Loan to be assumed by a Qualified Successor Borrower pursuant to Section 2.2.

6.6. Change in Business. Borrower shall not make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

6.7. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

6.8. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower, except for (i) the Approved Management Agreement and (ii) transactions which are on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

6.9. Misapplication of Funds. Borrower shall not distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Cash Management Account as required by Section 3.1(b), or misappropriate any security deposit or portion thereof.

6.10. Place of Business. Borrower shall not change its chief executive office, its principal place of business, its state of formation or its name (except to change its name to Brookfield Properties OLP Co. LLC) without giving Lender at least 30 days’ prior written notice thereof and promptly providing Lender such information and shall have authorized the filing of such replacement Uniform Commercial Code financing statements as Lender may reasonably request in connection therewith.

6.11. Modifications and Waivers. Unless otherwise consented to in writing by Lender:

(i) Borrower shall not amend, modify, terminate, renew, or surrender any rights or remedies under any Lease, or enter into any Lease, except in compliance with Section 5.8;

(ii) Borrower shall not terminate the operating agreement or certificate of formation of Borrower or amend or modify Articles 1, 5(c), 7, 8, 9, 10, 24 or 26 of the Operating Agreement of Borrower or any other provision of the Operating Agreement or certificate of formation of Borrower that would alter the single-purpose or bankruptcy remoteness provisions contained therein or that would result in a Material Adverse Effect or an Event of Default;

(iii) Borrower shall not amend, modify, surrender or waive any material rights or remedies under, or enter into or terminate, any Material Agreement unless such action is commercially reasonable; and

(iv) Borrower shall not amend, modify, surrender or waive any material rights or remedies under, or terminate, the IDA Lease.

6.12. ERISA.

(a) Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 312 of the Code.

(b) Borrower shall not engage in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, as such sections relate to Borrower, or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under ERISA.

6.13. Alterations and Expansions. Borrower shall not perform or contract to perform any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

6.14. Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.

6.15. Single-Purpose Entity. Borrower shall not cease to be a Single-Purpose Entity.

6.16. Zoning and Uses. Borrower shall not do any of the following:

(i) initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Property, or use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, operating agreement, Legal Requirement or Permitted Encumbrance;

(ii) consent to any modification, amendment or supplement to any of the terms of any Permitted Encumbrance in a manner adverse to the interests of Lender;

(iii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that adversely affects in any material respect its value, utility or transferability; or

(iv) execute or file any subdivision plat affecting the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property.

6.17. Waste. Borrower shall not commit or permit any waste on the Property, nor take any actions that might invalidate any insurance carried on the Property.

ARTICLE VII

DEFAULTS

7.1. Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default which has occurred shall continue unless and until waived by Lender in its sole discretion):

(a) Payment.

(i) Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder), subject to Lender’s right in its sole and absolute discretion to provide, by written notice to Borrower, a grace period through no later than the second Business Day before the date on which such amounts are payable to investors in a Securitization; or

(ii) Borrower shall default, and such default shall continue for at least five Business Days after notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents.

(b) Representations. Any representation or warranty made by Borrower in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation or warranty which itself contains a materiality qualifier, in any respect) as of the date such representation or warranty was made.

(c) Other Loan Documents. Any Loan Document shall fail to be in full force and effect or to convey the material liens, rights, powers and privileges purported to be created thereby; or a default shall occur under any of the other Loan Documents beyond the expiration of any applicable cure period.

(d) Bankruptcy, etc.

(i) Borrower shall commence a voluntary case concerning itself under Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the “Bankruptcy Code”);

(ii) Borrower shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower;

(iii) there shall be commenced against Borrower an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

(iv) Borrower shall be adjudicated insolvent or bankrupt;

(v) any order of relief or other order approving any such case or proceeding shall be entered;

(vi) Borrower shall suffer appointment of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment; or

(vii) Borrower shall make a general assignment for the benefit of creditors.

(e) Change of Control.

(i) A Change of Control shall occur; or

(ii) Borrower shall cease to be Controlled by Sponsor or BPC, unless (A) same does not constitute a Change of Control, (B) the requirements specified in clause (iii) below are satisfied, and (C) a Qualified Equityholder reasonably satisfactory to Lender provides to Lender a guaranty of the Indemnified Liabilities in form and substance satisfactory to Lender, and Borrower delivers to Lender reasonably satisfactory legal opinions with respect to the enforceability and authorization thereof; or

(iii) any party other than Borrower’s current equityholder shall obtain 49% or more of the direct or indirect equity interests in Borrower (even if not constituting a Change of Control) and Borrower shall fail to deliver to Lender with respect to such new equityholder a new non-consolidation opinion satisfactory to (A) prior to any Securitization, Lender (Lender’s approval of any such non-consolidation opinion which is in substantially the form of the Nonconsolidation Opinion shall not be unreasonably withheld) or (B) after any Securitization, each of the Rating Agencies.

(f) Equity Pledge; Preferred Equity. Any direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person, or Borrower or any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i) any pledge of direct and indirect equity interests in and rights to distributions from Sponsor, BPC or a Qualified Equityholder; and

(ii) the issuance of preferred equity interests in Sponsor, BPC or a Qualified Equityholder.

(f) Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder.

(g) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement contained in Section 5.9 or in Article VI.

(h) Other Covenants. A default shall occur in the due performance or observance by Borrower of any term, covenant or agreement (other than those referred to in subsections (a) through (g), inclusive, of this Section 7.1) contained in this Agreement or in any of the other Loan Documents, provided that if such default referred to in this subsection (h) is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof, for a default which can be cured by the payment of money, or for 30 days after Borrower receives written notice thereof, for a default which cannot be cured by the payment of money; provided, however, that if a default which cannot be cured by the payment of money is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrower shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from the original notice.

7.2. Remedies.

(a) Upon the occurrence of an Event of Default and at any time thereafter when such Event of Default is continuing, Lender may by written notice to Borrower, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgage and the other Loan Documents, at law or in equity, declare by written notice to Borrower all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 7.1(d) shall occur, then the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce its remedies in connection with all or any portion of the Property, Lender shall apply all net proceeds of such foreclosure received to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that at the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Property and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any or all of the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interests and the interests of Lender in the Property or to foreclose the Mortgage or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgage and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

7.3. No Waiver. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

7.4. Application of Payments after an Event of Default. During the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder), the Loan and the Notes in such sequence as Lender shall elect in its sole discretion.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions Precedent to Closing. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived by Lender, it being agreed that Lender’s funding of the Loan shall constitute Lender’s agreement that such conditions have been satisfied or waived unless the parties shall have otherwise agreed in writing):

(a) Loan Documents. Lender shall have received a duly executed copy of each Loan Document. Each Loan Document which is to be recorded in the public records shall be in form suitable for recording.

(b) Reserved.

(c) Collateral Accounts. Each of the Collateral Accounts shall have been established with the Cash Management Bank and funded to the extent required under Article III.

(d) Opinions of Counsel. Lender shall have received legal opinions satisfactory to Lender.

(e) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including, but not limited to:

(i) Authorizing Resolutions. A certified copy of the resolutions of its board of managers approving and adopting the Loan Documents to be executed by Borrower and authorizing the execution and delivery thereof.

(ii) Operating Agreement. Certified copies of the certificate of formation and the operating agreement of Borrower, in each case together with all amendments thereto.

(iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for Borrower issued as of a recent date by its state of organization and by the state in which the Property is located.

(f) Lease; Material Agreements. Lender shall have received true and complete copies of all Leases and all Material Agreements.

(g) Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien and judgment searches conducted by a search firm acceptable to Lender with respect to the Property and Borrower, such searches to be conducted in such locations as Lender shall have requested.

(h) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement.

(i) No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(j) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct on and as of the Closing Date with the same effect as if made on such date.

(k) Tenant Estoppel Letters. Lender shall have received estoppel letters in form and substance satisfactory to Lender from Tenants occupying not less than 85% of the aggregate occupied rentable square feet in the Property, which estoppel letters shall include estoppel letters from the Tenants under each Major Lease.

(l) No Material Adverse Effect. No event or series of events shall have occurred which Lender reasonably believes has had or is reasonably likely to have a Material Adverse Effect.

(m) Transaction Costs. Borrower shall have paid all Transaction Costs (or provided for the direct payment of such Transaction Costs by Lender from the proceeds of the Loan).

(n) Insurance. Lender shall have received certificates of insurance on ACORD Form 28, demonstrating insurance coverage in respect of the Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth herein. Such certificates shall indicate that Lender is named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee endorsement in favor of Lender.

(o) Title. Lender shall have received a marked, signed commitment to issue, or a pro-forma version of, a Qualified Title Insurance Policy in respect of the Property, listing only such exceptions as are reasonably satisfactory to Lender.

(p) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that the Property is in compliance with all applicable zoning requirements.

(q) Permits; Certificate of Occupancy. Lender shall have received a copy of all Permits necessary for the use and operation of the Property and the certificate(s) of occupancy, if required, for the Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(r) Engineering Report. Lender shall have received a current Engineering Report with respect to the Property, which report shall be in form and substance reasonably satisfactory to Lender.

(s) Environmental Report. Lender shall have received an Environmental Report (not more than six months old) with respect to the Property which discloses no material environmental contingencies with respect to the Property.

(t) Qualified Survey. Lender shall have received a Qualified Survey with respect to the Property in form and substance reasonably satisfactory to Lender.

(u) Appraisal. Lender shall have obtained an Appraisal of the Property satisfactory to Lender.

(v) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(w) Financial Information. Lender shall have received (i) audited financial statements for the Sponsor and audited operating statements for the Property, in each case for the prior three years, certified by a “big four” independent certified public accounting firm, (ii) current results from operations certified by the Chief Financial Officer of the Sponsor, and (iii) such other financial information as Lender shall reasonably request, which information shall be in form and substance reasonably satisfactory to Lender.

(x) Annual Budget. Lender shall have received the 2007 Annual Budget with respect to the Property.

(y) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE IX

MISCELLANEOUS

9.1. Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of Lender and its successors and assigns.

9.2. GOVERNING LAW.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR THE SPONSOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK. BORROWER AND THE SPONSOR HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH

THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4.

9.3. Modification, Waiver in Writing. Neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated, nor shall any consent or approval of Lender be granted hereunder, unless such amendment, change, waiver, discharge, termination, consent or approval is in writing signed by Lender.

9.4. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery.

If to Lender:

Goldman Sachs Commercial Mortgage Capital, L.P.

6011 Connection Drive, Suite 550

Irving, Texas 75039

Attention: Michael Forbes

with copies to:

Goldman Sachs Mortgage Company

85 Broad Street, 11th Floor

New York, New York 10004

Attention: Jeffrey Fastov and Mark Buono

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Michael Weinberger, Esq.

If to Borrower:

BFP One Liberty Plaza Co. LLC

c/o Brookfield Financial Properties, L.P.

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281

Attention: Mark Brown

and

BFP One Liberty Plaza Co. LLC c/o Brookfield Financial Properties, L.P.

Three World Financial Center

200 Vesey Street, 11 th Floor

New York, NY 10281

Attention: General Counsel

with a copy to:

Goodwin, Procter & Hoar

Exchange Place

Boston, MA 02109

Attention: Samuel L. Richardson, Esq.

9.5. TRIAL BY JURY. BORROWER AND THE SPONSOR, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND THE SPONSOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND THE SPONSOR.

9.6. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.7. Assignment and Participation.

(a) Except as explicitly set forth in Sections 2.1 and 2.2, Borrower may not sell, assign or transfer any interest in the Loan Documents or any portion thereof (including Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion to sell one or more of the Notes or any interest therein (an “Assignment”) and/or sell a participation interest in one or more of the Notes (a “Participation”). Borrower agrees reasonably to cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be) and to be the sole Lender to designate the account to which payments shall be made by Borrower to the Lenders hereunder. Goldman Sachs Mortgage Company or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as agent for the Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. The assigning Lender shall notify in writing each of the other Lenders of any Assignment. Each potential assignee and potential participant (until it becomes clear that such potential assignee or potential participant is not to become an actual assignee or participant), and each actual assignee and participant, and each rating agency or potential investor in connection with a Securitization, shall be entitled to receive all information received by Lender under this Agreement. After the effectiveness of any Assignment or Participation, the party conveying the Assignment or Participation shall provide notice to Borrower of the identity and address of the assignee or participant. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained herein which such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

(c) If, pursuant to this Section 9.7, any interest in this Agreement or any Note is transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, to furnish to the transferor Lender either Form W-8BEN or Form W-8ECI or any other form in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax on all interest payments hereunder, and (iii) to agree (for the benefit of Lender and Borrower) to provide the transferor Lender a new Form W-8BEN or Form W-8ECI or any forms reasonably requested in order to establish an exemption from, or reduction in the rate of, U.S. withholding tax upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

9.8. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Notes or any other Loan Document. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any portion thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

9.10. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or any of its agents has unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement, the Note, the Mortgage or the other Loan Documents, any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment, except in any instance in which it has been finally determined that Lender’s action, delay or inaction has constituted gross negligence, willful misconduct or an illegal act.

9.11. Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoffs or counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in a Loan shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan.

9.12. No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in the Property other than that of mortgagee or lender.

9.13. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgage or any of the other Loan Documents, the provisions of this Agreement shall prevail.

9.14. Brokers and Financial Advisors. Borrower and Sponsor each hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Sponsor each hereby agree, jointly and severally, to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.14 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

9.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.16. Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, upon not less than 10 days’ prior written notice by Borrower or Lender, as applicable, to execute, acknowledge and deliver to the party specified in such notice a statement, in writing, specifying the unpaid principal balance of the Note and certifying that each of the Loan Documents is in full force and effect and has not been modified (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred and is then continuing, and, if so, specifying each such Event of Default. In addition, any such written statement from Borrower shall specify (A) the date installments of interest and/or principal were last paid, (B) whether, to the knowledge of Borrower, there exist any offsets or defenses to the payment of the Indebtedness, (C) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equitable principles, and (D) such other matters related to the status of the Loan as Lender may reasonably request. Any prospective purchaser of any interest in a Loan or any direct or indirect interests in Borrower shall be permitted to rely on such certificates.

9.17. Payment of Expenses; Mortgage Recording Taxes. Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisal, the Engineering Report, the Qualified Title Insurance Policy, the Qualified Survey, the Environmental Report and any other third-party diligence materials, but not including any Servicer’s set-up and base fees; (ii) all reasonable out-of-pocket costs and expenses incurred by Lender (or any of its affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or by Lender, (C) filing and recording fees and expenses and other similar expenses incurred in creating and perfecting the

Liens in favor of Lender pursuant to this Agreement and the other Loan Documents, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents or any Collateral, and (E) obtaining any Rating Confirmation required or requested by Borrower hereunder; and (iii) all actual out-of-pocket costs and expenses (including, if the Loan has been securitized, special servicing fees) incurred by Lender (or any of its affiliates) in connection with the enforcement of any obligations of Borrower, or an Event of Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Borrower shall not be required to reimburse Lender for Lender’s costs and expenses associated with the securitization of the Loan.

9.18. No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

9.19. Recourse.

(a) No recourse shall be had for the Indebtedness against any affiliate of Borrower or any officer, director, partner or equityholder of Borrower or any such affiliate unless, in the case of an affiliate, expressly set forth in a Qualified Guarantee or other written agreement to which such affiliate is party. Except for the liabilities of Borrower under Sections 9.19(b), 5.18 and 9.14 and under the Environmental Indemnity and Cooperation Agreement, recourse to the Borrower shall be limited to the Liens of Lender on the Property and the other Collateral.

(b) Borrower shall hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of the Borrower under this Section 9.19) resulting from or arising out of any of the following (the “Indemnified Liabilities”):

(i) any intentional physical waste with respect to the Property committed or permitted by Borrower, the Sponsor or any of their respective Affiliates;

(ii) any fraud or intentional misrepresentation committed by Borrower, the Sponsor or any of their respective Affiliates;

(iii) the misappropriation or misapplication by Borrower, the Sponsor or any of their respective Affiliates of any funds (including misappropriation or misapplication of Revenues, security deposits and/or Loss Proceeds and the violation of the last sentence of Section 5.8(d));

(iv) any Transfer of Collateral, voluntary or collusive Lien on Collateral, or Change of Control which is prohibited hereunder;

(v) any breach by Borrower or the Sponsor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;

(vi) the failure of Borrower, at any time, to be a Single-Purpose Entity, if such failure results in material liability unrelated to the Property or consolidation of the Borrower with another entity in connection with a filing of a bankruptcy or similar proceeding in respect of Borrower or such entity; and

(vii) the occurrence of any filing by Borrower under the Bankruptcy Code or any joining or colluding by Borrower or any of its affiliates (including Sponsor) in the filing of an involuntary case in respect of Borrower under the Bankruptcy Code.

9.20. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or Affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

9.21. Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of Appraisals of the Property or other Collateral, (b) any environmental report, or (c) any other matters or items, including, but not limited to, engineering, soils and seismic reports which are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

9.22. Servicer. Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender.

9.23 Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY INDEMNIFICATION PROVIDED FOR IN ANY SUCH TERM SHEET OR COMMITMENT LETTER SHALL SURVIVE THE CLOSING).

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P.

By:	/s/ Mark J. Buono
Name: Mark J. Buono Title: Managing Director

BORROWER: BFP ONE LIBERTY PLAZA CO. LLC

By:	/s/ G. Mark Brown
Name: G. Mark Brown Title: Senior Vice President, Finance